Exhibit 10.1

May 22, 2012

Leone Patterson

Private address

Dear Leone:

I am pleased to offer you a position with Transcept Pharmaceuticals (the “Company”) as Vice President, Chief Financial Officer. The position will be based out of our offices located at 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, California. If you decide to join us you will receive a monthly salary of $26,250 less required deductions and withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

You will also be eligible to participate in the executive bonus program with a target bonus of up to 35% of your base salary. At Transcept our salary merit increases and potential bonus amounts, if any, are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Transcept at any time between January 1 and November 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be pro-rated for the actual amount of service you provide during that calendar year. If you leave at any time during a year, you will not be eligible for any pro-rata amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.

As an employee, you are also eligible to receive certain employee benefits that currently include health, dental, life and vision insurance as well as a 401(k) plan pursuant to the terms of these benefit plans. You should note that the Company may modify compensation and benefits from time to time as it deems necessary. The Company will also reimburse you for business expenses consistent with Company practices and policies, continuing education expenses and fees required to maintain good standing as a Certified Public Accountant.

In addition, if you decide to join us, it will be recommended to the Company’s Compensation Committee at the first meeting of the Compensation Committee following your start date, that the Company grant you an option to purchase 90,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the closing price. If granted, 25% of the shares subject to the option shall vest 12 months after the date your vesting begins (and, except as provided in your Change of Control and Severance Benefit Agreement), no shares shall vest before such date and no rights to any vesting shall be earned or accrued prior to such date) and the remaining shares subject to the option shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. Over time, additional performance-based stock option grants may be made available in the sole discretion of the Company.

The Company also will enter into a Change of Control and Severance Benefits Agreement (the “Severance Agreement”) with you.

Any successor in interest to the Company shall be bound by the terms of this Agreement.

The Company is excited about the prospect of having you join our team, and we look forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice. We request that, in the event of resignation, you give the Company at least two-week’s notice.

Due to requirements under its DEA application the company conducts background checks on all of its potential employees. Your job offer, therefore, in contingent upon a clearance of such a background investigation.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, subject to the below. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer(s), and that in performing your duties for the Company, you will not in any way utilize any such information.

As you know, Transcept is involved in an industry that is highly competitive and that changes quickly. Thus, although the position we are offering is as its Chief Financial Officer, Transcept may change your position and/or your duties at any time, with or without cause or advance notice. As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook. As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of this agreement or our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii)

we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a single neutral arbitrator who shall issue a written opinion, (iv) the arbitration proceeding shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees in excess of any court fees which you would be required to pay if the dispute were decided in a court of law. Any such arbitration shall be conducted in the San Francisco Bay Area by Judicial Arbitration and Mediation Services (JAMS) under the JAMS Employment Arbitration Rules and Procedures.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment shall be subject to mutual agreement, but in no event be later than June 25, 2012. This letter, along with your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and the Severance Agreement, sets forth the entire terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by May 25, 2012.

We look forward to your favorable reply and to working with you at Transcept.

Sincerely,
Transcept Pharmaceuticals, Inc.

/s/ Thomas Soloway
Thomas Soloway
Executive Vice President & COO

Agreed to and accepted:

Signature:	/s/ Leone Patterson
Leone Patterson

Date:	5/22/12

Enclosures:

•	Duplicate Original Letter

•	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

•	Severance Agreement